Exhibit 99.(h)(1)

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

ALLSTATE FINANCIAL INVESTMENT TRUST,

ALLSTATE LIFE INSURANCE COMPANY

AND

BOSTON FINANCIAL DATA SERVICES, INC.

Schedule A

Funds and Portfolios

Schedule 1.2(f)	AML and CIP Delegation
Schedule 1.2(i)	Omnibus Transparency Services
Schedule 1.2(k)	Certificate Support Services
Schedule 1.5	Service Level Standards
Schedule 2.1	Third Party Administrator(s) Procedures
Schedule 3.1(a)	Transfer Agency Fees and Expenses
Schedule 3.1(b)	Certificate Support Services Fees and Expenses
Schedule 7.6	AWD License
Schedule 7.7	AWD Data Center
Schedule 11.6	Information Protection

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT made as of the 16th day of April, 2008, by and between ALLSTATE FINANCIAL INVESTMENT TRUST, having its principal office and place of business at 3100 Sanders Road, Northbrook, Illinois 60062 (the “Trust”), ALLSTATE LIFE INSURANCE COMPANY having its principal office and place of business at 3100 Sanders Road, Northbrook, Illinois 60062 (“ALIC”) and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2 Heritage Drive, North Quincy, Massachusetts 02171 (the “Transfer Agent”).

WHEREAS, the Trust may be authorized to issue shares in separate series, such series shall be listed in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 17, being herein referred to as a “Fund”, and collectively as the “Funds”);

WHEREAS, Trust is a statutory trust organized under the laws of Delaware (as set forth on the Schedule A) and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, it is contemplated that additional Funds may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 17;

WHEREAS, it is contemplated that certain Funds may offer G classes of shares that can be purchased only in conjunction with the purchase of certain contingent deferred annuity certificates referred to as Guaranteed Lifetime Withdrawal Benefit Certificates (the “Guaranteed Benefit Certificate”) issued by ALIC and registered in accordance with the Securities Act of 1933, as amended (the “1933 Act”) and subject to the Securities Exchange Act of 1934, as amended (the “1934 Act”);

WHEREAS, each Fund desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment; and

WHEREAS, ALIC desires to engage the Transfer Agent to perform certain additional limited functions with respect to the Guaranteed Benefit Certificates and the Transfer Agent agrees to perform such additional services.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                       Terms of Appointment and Duties; Additional Services

1.1                     Transfer Agency Services.  Subject to the terms and conditions set forth in this Agreement, each Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Fund’s authorized and issued shares or beneficial interest, as the case may be, (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each Fund (“Shareholders”), including without limitation any periodic investment plan or periodic withdrawal program.  In accordance with procedures established from time to time by agreement between the Transfer Agent and each of the Funds and their respective Portfolios (the “Procedures”) with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the services set forth below for the Funds set forth on Schedule A hereto, for which the Transfer Agent maintains all of the applicable shareholder records on the DST TA2000 System (defined below):

(a)          Establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b)         Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the organizational documents of the Fund (the “Custodian”);

(c)          Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d)         Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e)          In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Fund;

(f)            At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(g)         Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h)         Prepare and transmit payments for dividends and distributions declared by a Fund;

(i)             Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost.  Such stop orders and replacements will be deemed to have been made at the request of the Fund, and, as between the Fund and the Transfer Agent, the Fund shall be responsible for all losses or claims resulting from such replacement;

(j)             Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(k)          Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding.  The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

(l)             Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or any other person or firm on behalf of the Fund or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders.  With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Fund to require its broker-dealers or TPAs to retain such documentation.  E-mail exchanges on routine matters may be made directly with the Fund’s contact at the Transfer Agent.  The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(m)       Maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Share dividends and distributions.   The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent.  In connection with the recordkeeping and other services provided to the Fund hereunder, the Transfer Agent may receive compensation for the management of such accounts and such compensation may be calculated based upon the average balances of such accounts;

(n)         Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence; and

(o)         Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures.

1.2                     Additional Services.  In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

(a)          Other Customary Services.  Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts; preparing Shareholder meeting lists; arranging for mailing of Shareholder proxies, Shareholder reports and prospectuses to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information.  The parties acknowledge that in connection with any of the foregoing tax related services, the Transfer Agent shall be acting in a ministerial capacity upon written instruction of, or following procedures authorized by, the Trust, and shall not be acting in the capacity of a tax preparer as that term is defined under the Internal Revenue Code (defined below), as amended;

(b)         Control Book (also known as “Super Sheet”).  Maintain a daily record and produce a daily report for the Trust of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

(c)          “Blue Sky” Reporting.  The Trust or its administrator shall identify to the Transfer Agent in writing the states and countries where the Shares of the Fund are registered or exempt, and the number of Shares registered for sale with respect to each state or country, as applicable.  The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor.  The Trust or its administrator shall verify that such parameters have been correctly established for each state or country on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or country.  The responsibility of the Transfer Agent for a Fund’s blue sky registration status is solely limited to the initial establishment of the parameters provided by the Fund or the administrator for the vendor’s system and the daily transmission of a file to such vendor in order that the vendor may provide reports to the Fund or the administrator for monitoring;

(d)         National Securities Clearing Corporation (the “NSCC”).  (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent;  (ii) Issue instructions to the Trust’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) Provide account and transaction information from the affected Fund’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) Maintain Shareholder accounts on TA2000 System through Networking;

(e)          Performance of Certain Services by the Trust or Affiliates or Agents.  New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between the Fund and the Transfer Agent.  The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund’s behalf.  The Fund and its affiliates or agents shall be responsible for performing those services as agreed to by the parties from time to time;

(f)            Anti-Money Laundering (“AML”) Delegation. The Trust has elected to delegate to the Transfer Agent certain AML duties under this Agreement and the parties agree to such duties and terms as stated in the attached schedule (“Schedule 1.2(f)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

(g)         Call Center Services.  Answer telephone inquiries from 9:00 a.m. to 6:00 p.m., Eastern Time, each day on which the New York Stock Exchange is open for trading.  The parties may mutually agree upon additional telephone coverage from time to time and any additional fees or expenses with respect thereto.  The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Fund and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Fund to the Transfer Agent, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(h)         Short Term Trader.  The Transfer Agent will provide the Fund with periodic reports on trading activity in the Fund based on parameters provided to the Transfer Agent by the Trust, as amended from time to time.  The services to be performed by the Transfer Agent for the Trust hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities.  In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Trust agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties;

(i)             Omnibus Transparency Services.  The Transfer Agent shall carry out certain information requests, analyses and reporting services in support of each Fund’s obligations under Rule 22c-2(a)(2), (3).  The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.2(i)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties.  In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.2(i), the Trust agrees to pay the Transfer Agent for such fees and expenses associated with such additional services as set forth on Schedule 3.1; and

(j)             Escheatment, Orders, Etc.  As mutually agreed upon by the parties as to any reasonable reimbursable expenses, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing).

(k)          Certificate Support Services.  At the direction of ALIC and in accordance with procedures established from time to time by agreement between the Transfer Agent and ALIC (the “G Classes Procedures”) with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform those services for the Guaranteed Benefit Certificates as set forth on Schedule 1.2(k), entitled “Certificate Support Services,” which may be amended by the parties from time to time, and attached hereto.  In connection with such services, the Transfer Agent shall invoice ALIC directly for those fees and expenses associated therewith and ALIC agrees to pay the Transfer Agent those fees and expenses as set forth on Schedule 3.1(b) entitled (“Certificate Support Fees”).

1.3                     Fiduciary Accounts.  With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) arrangements (such accounts, “Fiduciary Accounts”)), the Transfer Agent, at the request of the Trust, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (“State Street”), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

1.4                     Site Visits and Inspections; Regulatory Examinations.  During the term of this Agreement, authorized representatives of the Trust and ALIC may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Funds and ALIC under or pursuant to this Agreement.  Such inspections shall be conducted at the expense of the Trust and/or ALIC, as applicable, (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year.  In connection with such site visit and/or inspection, the Trust shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Trust and ALIC shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Funds, ALIC and to other clients.  The Transfer Agent shall have the right to immediately require the removal of any Trust or ALIC representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent.  The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority.  The Transfer Agent may also reasonably require any representatives of the

Trust or ALIC to execute a confidentiality agreement before granting such individuals access to its facilities.  The Transfer Agent will also provide reasonable access to the governmental regulators of the Trust or ALIC, at the expense of the Trust or ALIC, solely to (i) the records of the Trust or ALIC held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Trust or ALIC under the Agreement.

1.5                                 Service Level Standards.  The Transfer Agent maintains a quality control process designed to provide a consistent level of quality and timeliness for its transaction processing.  Ninety days after the commencement of Services under this Agreement, the Transfer Agent’s performance under this Agreement shall begin to be measured against the mutually agreed upon performance standards included as a schedule to this Agreement (“Schedule 1.5” entitled “Service Level Standards”).  The parties shall review and discuss the Service Level Standards arrangement established in this Section 1.5 annually and shall make such changes therein as to which they mutually agree.  Following the effective date of the Service Level Standards, the Transfer Agent will implement appropriate measurement procedures and shall provide periodic reports (on a mutually agreed upon timeframe as set forth in Schedule 1.5 to the Fund with respect to the Transfer Agent’s performance of the services against the applicable Service Level Standards.

In order that the Transfer Agent may reasonably estimate the staffing needed to maintain the Service Level Standards, the Fund agrees to use all reasonable efforts to communicate to the Transfer Agent sales and volume projections prior to the beginning of each quarter.  The Fund shall also use all reasonable efforts to provide the Transfer Agent with advance notice of any product development, sales or marketing campaigns that the Fund determines may impact the volume of transactions in the Funds.  The parties agree to work together to resolve any performance issues in the manner set forth in the Service Level Standards.

2.                                       Third Party Administrators for Defined Contribution Plans

2.1                     The Fund may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by TPAs which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2.2                     In accordance with the procedures established in Schedule 2.1 entitled “Third Party Administrator Procedures,” as may be amended by the Transfer Agent and the Fund from time to time (“Schedule 2.1”), the Transfer Agent shall:

(a)          Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs, as the case may be, as omnibus accounts;

(b)         Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

(c)          Perform all services under Section 1 as transfer agent of the Funds and not as a record-keeper for the Plans.

2.3                     Transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a)          Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b)         Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c)          Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System, than is normally required.

3.                                       Fees and Expenses

3.1                     Fee Schedule.  For the performance by the Transfer Agent pursuant to this Agreement, the Trust and ALIC each agree to pay the Transfer Agent the fees and expenses as set forth in their respective attached fee schedule (Schedule 3.1(a) or Schedule 3.1(b) and collectively referred to as “Schedule 3.1”).  Such fees and reimbursable expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the parties.  The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to the Funds set forth on Schedule A hereto as of the date hereof and to any newly created funds added to this Agreement under Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement.  The fees set forth on Schedule 3.1, however, shall not automatically apply to any funds resulting from acquisition or merger subsequent to the execution of this Agreement.  In the event that a fund is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and in good faith, and agree upon fees applicable to such fund.

3.2                     Reimbursable Expenses.  In addition to the fees paid under Section 3.1 above, the Fund and ALIC each agree to reimburse the Transfer Agent for reimbursable expenses as applicable to each, including but not limited to: AML/CIP annual fee, suspicious activity reporting for networked accounts, audio response, checkwriting, CIP-related database searches, commission fee application, data communications equipment, computer hardware, DST disaster recovery charge, escheatment, express mail and delivery services, federal wire charges, forms and production, freight charges, household tape processing, lost shareholder searches, lost shareholder tracking, magnetic tapes, reels or cartridges, magnetic tape handling charges, manual check pulls, microfiche/COOL, microfilm, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, outside mailing services, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Short Term Trader, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), training, transcripts, travel, TIN certification (W-8 & W-9), vax payroll processing, year-end processing and other expenses incurred at the specific direction of the Trust or ALIC or with advance written notice to the Trust or ALIC.

3.3                     Increases.  The fees and charges set forth on Schedule 3.1 shall increase or may be increased (i) in accordance with Section 3.6 below; (ii) upon at least ninety (90) days prior written notice, if changes in laws applicable to its transfer agency business or laws applicable to the Fund or ALIC, which the Transfer Agent has agreed to abide by and implement increases the Transfer Agent’s ongoing system utilization costs to provide the affected function by five percent (5%) or more; or (iii) in connection with new or additional functions or features or new services or modes of operation of the TA2000 system.  If the Transfer Agent notifies the Fund or ALIC of an increase in fees or charges pursuant to subparagraph (ii) of this Section 3.3, the parties shall confer, diligently and in good faith and agree upon a new fee or charges to cover the amount necessary, but not more than such amount, to reimburse the Transfer Agent for the increased costs of operation or new fund features.  If the Transfer Agent notifies the Fund or ALIC of an increase in fees under subparagraph (iii) of this Section 3.3, the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

3.4                     Postage.  Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Trust at least seven (7) days prior to the mailing date of such materials.

3.5                     Invoices.  The Fund and ALIC each agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute.  In the event of such a dispute, the Fund or ALIC may only withhold that portion of the fee or expense subject to the good faith dispute.  The Fund or ALIC shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if such party is disputing any amounts in good faith.  If the Fund or ALIC does not provide such notice of dispute within the required time, the invoice will be deemed accepted by such party.  The Fund or ALIC shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount.  If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

3.6                     Cost of Living Adjustment.  After the first year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.  As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

3.7                     Late Payments.  If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Trust or ALIC as appropriate, shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due.  Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.                                       Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

4.1                     It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2                     It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and it will remain so registered for the duration of this Agreement.  It will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

4.3                     It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4                     It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.5                       All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6                     It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.                                       Representations and Warranties of the Fund and ALIC

5.1                     The Fund represents and warrants to the Transfer Agent that:

(a)          It is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

(b)         It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

(c)          All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)         The Fund is an open-end and diversified management investment company registered under the 1940 Act.

(e)          A registration statement under the Securities Act of 1933, as amended, for each Fund has been filed, and will become effective prior to the commencement of services hereunder, and once effective, will remain effective during the term of this Agreement, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by the Fund.

5.2                     ALIC represents and warrants to the Transfer Agent that:

(a)          It is a stock life insurance company duly organized and existing and in good standing under the laws of the state of Illinois.

(b)         It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

(c)          All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)         A registration statement under the Securities Act of 1933, as amended, for the Guaranteed Benefit Certificates has been filed, and will become effective prior to the commencement of Services hereunder, and once effective will remain effective during the term of this Agreement, and appropriate state securities law filings have been made and will continue to be made, with respect to the Guaranteed Benefit Certificates being offered for sale by ALIC.

6.                                       Wire Transfer Operating Guidelines

6.1                     Obligation of Sender.  The Transfer Agent is authorized to promptly debit the appropriate Trust account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer.  The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trust instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time.  All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2                     Security Procedure.  The Trust acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Trust from security procedures offered by the Transfer Agent.  The Trust shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing.  The Trust must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Trust’s authorized personnel.  The Transfer Agent shall verify the authenticity of all Trust instructions according to the Security Procedure.

6.3                     Account Numbers.  The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order.  In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4                     Rejection.  The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5                     Cancellation Amendment.  The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act.  However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6                     Errors.  The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure.  The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7                     Interest.  The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8                     ACH Credit Entries/Provisional Payments.  When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries.  Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank.  If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9                     Confirmation.  Confirmation of Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back.  Fund must report any objections to the execution of an order within thirty (30) days.

7.                                       Data Access and Proprietary Information

7.1                     The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, object code, documentation manuals, and user guides, furnished to the Trust by the Transfer Agent or its Affiliates as part of the Trust’s ability to access certain Trust -related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or its Affiliates (including DST Systems, Inc. and DST Technologies, Inc. (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or its Affiliates.  In no event shall Proprietary Information be deemed Customer Information (as defined in Section 10.2 below) or the confidential information of the Trust.  The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent and its Affiliates and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Trust agrees for itself and its employees and agents to:

(a)          Use such programs and databases (i) solely on the Trust’s computers, (ii) solely from equipment at the location agreed to between the Trust and the Transfer Agent or the Transfer Agent’s Affiliates and (iii) solely in accordance with the applicable user documentation of the Transfer Agent or its Affiliates;

(b)         Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund’s computer(s)), the Proprietary Information;

(c)          Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)         Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Trust’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)          Allow the Trust to have access only to those authorized transactions as agreed to between the Trust and the Transfer Agent; and

(f)            Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent and its Affiliates in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2                     Proprietary Information shall not include all or any portion of any of the foregoing items that:  (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent and its Affiliates; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.  The party alleging one of the foregoing exceptions shall have the burden of proof with respect to documenting the applicability of such exception.

7.3                     The Trust acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and its Affiliates and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent and its Affiliates immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine.  Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent and/or its Affiliates shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4                     If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure.  Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.  DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS.  EXCEPT THOSE EXPRESSLY STATED HEREIN THE TRANSFER AGENT AND ITS AFFILIATES EXPRESSLY DISCLAIM ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5                     If the transactions available to the Trust or ALIC include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

7.6                     During the term of this Agreement, the Transfer Agent’s affiliate, DST Technologies, Inc., will provide the Trust with access to and, subject to and in accordance with the terms and conditions set forth in this Agreement, those attached hereto as Schedule 7.6 and those set forth in the applicable AWD user documentation maintained and made available to the Trust on the DST Customer Center website (the “AWD Obligations”), and the Trust’s agreement to comply with and to fulfill all AWD Obligations applicable to it, hereby grants the Trust a non-exclusive, non-transferable license to use, and will provide new Releases as necessary at no additional cost (and new Versions upon payment of the applicable fees) for, the machine executable (object code) copy of the proprietary work management software known as “Automated Work Distributor®” or AWD” installed on workstations (the “Workstation Software”) for certain workstations maintained on the Trust’s premises.

7.7                     During the term of this Agreement, the Transfer Agent will provide the Trust with access to and use of that part of the AWD Software that resides on an AS/400 server and certain other servers (the “AWD Server Software”) which are operated by the Transfer Agent’s affiliate, DST Systems, Inc. (the “DST Server”) and located at the AWD Data Center of DST Systems, Inc. located at 330 West 9th Street, Kansas City, Missouri (the “AWD Data Center”) subject to and in accordance with the terms and conditions set forth in this Agreement and those attached hereto as Schedule 7.7.

7.8                     Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7.  The obligations of this Section shall survive any earlier termination of this Agreement.

8.                                       Indemnification

8.1                     The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent, and with respect to Section 1.2(d) and 1.3 and Section 8.1(f) and 8.1(g) herein, also State Street, harmless, from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(a)          All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)         The Trust’s lack of good faith, negligence or willful misconduct;

(c)          The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on bbehalf of the Trust including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Trust or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Trust after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely on opinions of legal counsel that are obtained by the Transfer Agent; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)         The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e)          The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Trust, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Trust ensuring that the original source documentation is in good order and properly retained;

(f)            The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent; or

(g)         Upon the Trust’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

8.2                     The Transfer Agent shall not be responsible for, and ALIC shall indemnify and hold the Transfer Agent, and with respect to Section 1.3 and Section 8.2(f) herein, also State Street, harmless, from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(a)          All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to Section 1.2(k) and Schedule 1.2(k) of this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)         ALIC’s lack of good faith, negligence or willful misconduct;

(c)          The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by ALIC, and which have been prepared, maintained or performed by ALIC or any other person or firm on behalf of ALIC including but not limited to any broker-dealer; (ii) any instructions or requests of ALIC or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the

Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to ALIC after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely or opinions of legal counsel that are obtained by the Transfer Agent; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(h)         The offer or sale of a Guaranteed Benefit Certificate in violation of federal or state securities laws or regulations requiring that such Guaranteed Benefit Certificate be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(i)             The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers or ALIC, and the reliance by the Transfer Agent on the broker-dealer or ALIC ensuring that the original source documentation is in good order and properly retained; or

(j)             The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent.

8.3                     To the extent that the Transfer Agent is not entitled to indemnification pursuant to Section 8.1 and Section 8.2 above and only to the extent of such right, the Trust or ALIC, as the case may be, shall not be responsible for, and the Transfer Agent shall indemnify and hold the Trust or ALIC, as the case may be, harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly out of or attributable to any action or failure of the Transfer Agent to act as a result of the Transfer Agent’s lack of good faith, negligence or willful misconduct in the performance of the services provided by the Transfer Agent to such party hereunder.  For those activities or actions delineated in the Procedures and the G Classes Procedures, the Transfer Agent shall be presumed to have used reasonable care, acted without negligence, and acted in good faith if it has acted in accordance with the Procedures or the G Classes Procedures.

8.4                     In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

8.5                     As-of Adjustments.

(a)          Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, the Transfer Agent will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of shareholder instructions, but the Transfer Agent will discuss with the Fund the Transfer Agent’s accepting liability for an “as of” on a case-by-case basis and, subject to the limitation set forth in Section 9, will accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, the Transfer Agent’s conduct was culpable and the Transfer Agent’s conduct is the sole cause of the loss.  A loss is “material” for purposes of this Section 8.5 when it results in a pricing error on a particular transaction which equals or exceeds one full cent ($.01) per share times the number of shares outstanding or such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time.

(b)         If the net effect of the “as of” transactions that are determined to be caused solely by the Transfer Agent is negative and exceeds the above limit, then the Transfer Agent shall promptly contact the Fund accountants.  The Transfer Agent will work with the Fund accountants to determine what, if any, impact the threshold break has on the Fund’s Net Asset Value and what, if any, further action is required.  These further actions may include but are not limited to, the Fund re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Fund that took place during the period or a payment to the Fund.  The Fund agrees to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund agrees to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions.  When such re-pricing and re-processing is not possible, and when the Transfer Agent must contribute to the settlement of a loss, the Transfer Agent’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class) and the Transfer Agent will make such account adjustments and take such other action as is necessary to compensate shareholders for shareholder losses and reimburse the Fund for the amount of Fund losses in accordance with the foregoing standards.  If the Transfer Agent contributes to the settlement of a loss, the amount paid by the Transfer Agent shall be deducted from the amount of any accumulated losses calculated in the fiscal year monitoring process described below.

(c)                The Transfer Agent will monitor all portfolios across share classes to determine the accumulated gain or loss effect of “as-of trades” caused solely by the Transfer Agent.  At the fiscal year end of each portfolio, if the portfolio has an accumulated loss across share classes that is attributed to the Transfer Agent, then the Transfer Agent shall pay to the Fund the amount of such loss in excess of $.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).  If at the end of the fiscal year, a portfolio has accumulated a gain across share classes, that gain will remain with the Fund.

9.                                       Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents.  The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement.  This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but shall take into consideration and make allowances for the manual processing and non-standard work involved in Exception Services.  Notwithstanding the foregoing, the Transfer Agent’s aggregate liability to the Trust or ALIC, as the case may be, during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided to such party by the Transfer Agent under this Agreement for all of the Funds subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed with respect to the Trust or ALIC, as the case may be, the aggregate of the amounts actually received hereunder from such party by the Transfer Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought.  The foregoing limitation on liability shall not apply to any loss or damage resulting from any fraud committed by the Transfer Agent’s employees or any intentional malevolent acts by the Transfer Agent’s employees.  For purposes of this Section 9, “intentional malevolent acts” shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such acts violate this Agreement and are likely to cause damage or harm.

10.                                 Confidentiality

10.1              The Transfer Agent, ALIC and the Trust agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any of the other party’s “Confidential Information.”  For purposes of this Agreement, “Confidential Information” of a party shall include all of such party’s information not generally known or used by other and that gives, or may give, such party an advantage over its competitors or that could cause such party injury, loss of reputation or goodwill if disclosed.  Such information includes, but is not necessarily limited to data or information of a party that identifies or concerns past, current or potential customers, customers’ lists, trade secrets, cost figures and projections, profit figures and projections, proprietary information, and information about products, business methods and business plans, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems) relating to the business, operations or systems of another party (or to the business, systems or operations of another party’s Affiliates, including the Transfer Agent’s Affiliate, DST Technologies, Inc.), or any other secret or confidential information whatsoever used or gained by the Transfer Agent, ALIC or the Trust during performance under this Agreement.  Confidential Information may be written, oral, recorded, or maintained on other forms of electronic media.  Because of the sensitive nature of the information that the parties and their respective employees and agents may become aware of as a result of this Agreement, the intent of the parties is that these provisions be interpreted as broadly as possible to protect Confidential Information.  In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose Confidential Information is disclosed.  The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Trust agent for purposes of providing services under this Agreement.

10.2               As between the Trust, ALIC and Transfer Agent, Customer Information (as defined below) is and will remain the sole and exclusive property of the Trust or ALIC, as the case may be.  “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the customer(s) or prospective customer(s) of the Trust or ALIC and plan administrators (collectively, “Trust or ALIC Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Trust or ALIC service, including the web site of the Trust or ALIC; or (iii) any data otherwise submitted in the process of registering for a Trust or ALIC service.  For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”). This Agreement shall not be construed as granting any ownership rights in Transfer Agent to Customer Information.

10.3               The Transfer Agent represents, covenants, and warrants that Transfer Agent will use Customer Information only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iii) privacy laws applicable to its business, including the GLB Act as such is applicable to its transfer agency business.

10.4               In the event that any requests or demands are made for the inspection of the Shareholder records of the Trust or records of ALIC in the Transfer Agent’s possession, other than request for records pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Trust or ALIC, as the case maybe, (except where prohibited by law)

and to secure instructions from an authorized officer of the Trust or ALIC, as the case may be, as to such inspection.  The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit such records to such person or if required by law or court order.

11.                                 Covenants of the Trust and the Transfer Agent

11.1               The Trust shall promptly furnish to the Transfer Agent the following:

(a)          A certified copy of the resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)         A copy of the organizational documents of the Trust and all amendments thereto.

11.2               The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

11.3               Records.  The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by the laws and regulations applicable to its business as a Transfer Agent, including those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, as such regulations may be amended from time to time.  The Transfer Agent shall also maintain customary records in connection with its agency for the Trust; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940.  Records maintained by the Transfer Agent on behalf of the Trust and ALIC shall be made available for reasonable examinations by the SEC or other applicable state or federal regulator upon reasonable request and shall be maintained by the Transfer Agent in the manner and for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Trust’s possession or destroyed them at the Trust’s request.

11.4               Compliance Program.  The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act.  Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Trust.  Upon request of the Trust, the Transfer Agent will provide to the Trust in connection with any periodic annual or semi-annual shareholder report filed by the Trust or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto.  In addition, on a quarterly basis, the Transfer Agent will provide to the Trust a certification in connection with Rule 38a-1 under the 1940 Act.  The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

11.5               SAS70 Reports.  The Transfer Agent will furnish to the Trust, on a semi-annual basis, a report in accordance with Statements on Auditing Standards No. 70 (the “SAS70 Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Trust may reasonable request.

11.6               Information Security.

(a)          In accordance with the Transfer Agent’s Information Security Standards (“TAISS”), the Transfer Agent will maintain at each service location information security safeguards against the destruction, loss, theft or alteration of the Trust’s or ALIC’s Confidential Information, in the possession of the Transfer Agent, that throughout the term of this Agreement will be no less rigorous than those that have been reviewed by Allstate Information Security (“AIS”) on April 16, 2008, and are in place at the effective date of this Agreement.  An overview of the TAISS is set forth in Schedule 11.6, and the TAISS will be enhanced from time to time in accordance with the undertakings set forth in Schedule 11.6 and changes in regulatory requirements.  The Transfer Agent will, at a minimum, update the TAISS to remain compliant with regulatory requirements and as provided in Schedule 11.6.

(b)         Pursuant to the TAISS, internal scans shall be carried out by the Transfer Agent on a regular basis on the systems, applications, networks and sites used by the Transfer Agent in the performance of its obligations hereunder for the processing, storing and accessing of Confidential Information.

(c)          Pursuant to the TAISS, the Transfer Agent will conduct external penetration tests at least annually on the systems, applications, networks and sites used by the Transfer Agent in the performance of providing the Services.  These scans will be performed by an independent third party.  Upon request, the Transfer Agent will promptly provide the Trust and AIS with the results of such external penetration tests.  Communication or notices should be sent to AIS at the address noted in Section 16.12(c).

(d)         Should any internal or external scan conducted pursuant to sub-paragraphs (b) or (c), respectively, result in the discovery, in the reasonable opinion of the Transfer Agent or its independent third party analyst, of material security risks to the systems, applications, networks or sites, used by the Transfer Agent in accessing, processing or storing the Trust or ALIC’s Confidential Information, the Transfer Agent shall immediately evaluate, notify the Trust and AIS, and address such risks.  Without limiting the foregoing, the Transfer Agent shall advise the Trust and AIS in writing within ten (10) business days of a plan to promptly correct, repair or modify the applicable system, application, network or site to eliminate the risk.

(e)          The Trust and AIS shall be entitled to carry out at its own expense information security reviews of the Transfer Agent in the performance of its obligations under this Agreement (“Reviews”).  Such Reviews may be carried out semi-annually, at the request of the Trust or AIS, upon prior notice to the Transfer Agent and during the Transfer Agent’s normal business hours.  The scope of the Reviews shall be limited to a physical on site visit, a review with the Transfer Agent of Allstate’s Information Security Questionnaire and any successor to that document as well as the TAISS being utilized for the protection of the Trust or ALIC’s Confidential Information.  Reviews shall also include the Trust’s and AIS’ on-site access to documentation relating to the Transfer Agent’s security procedures, detailed reports reflecting activity with respect to the Confidential Information of ALIC or the Trust on the primary data storage system, executive summaries of penetration tests and network scans, and application and hardware configuration settings.  The results of such Review shall be subject to the confidentiality provisions of this Agreement.  The Review shall not include access to the Transfer Agent’s network.  The Transfer Agent agrees to schedule Reviews if at all possible within five (5) days, but no more than fifteen (15) days, after receipt of written request from AIS.

(f)            Reviews carried out pursuant to sub-paragraph (e) shall be conducted by the Trust or AIS or its designee (which must be a nationally known firm experienced in such Reviews).  The Trust will obtain the Transfer Agent’s agreement as to the firm selected; however, such agreement shall not be unreasonably withheld and such firm shall execute a mutually agreed upon confidentiality and non-use agreement.

(g)         Should any Reviews conducted pursuant to sub-paragraph (e) result in the discovery of material security risks to the systems, applications, networks or sites, used by the Transfer Agent in accessing, processing or storing the Trust or ALIC’s Confidential Information, AIS or the Trust shall immediately notify the Transfer Agent of such risks.  The Transfer Agent shall respond or advise in writing within ten (10) business days with (i) a plan to take reasonable measures to promptly correct, repair or modify the applicable system, application, network or site to effectively eliminate the risk, or (ii) the reasonable basis upon which the Transfer Agent does not agree with the Trust’s or AIS’ position.  The parties shall work together to resolve any mutually agreed upon material security risk.

(h)         If, at any time during the term of this Agreement, the Trust or AIS, based on good and sufficient grounds, forms the view that a risk exists which is attributable to a shortfall in the quality of the TAISS relative to the Trust or ALIC, then the Trust or AIS shall notify the Transfer Agent in writing of the risk and the identified shortfall.  The Transfer Agent shall respond in writing to the Trust or AIS within ten (10) business days from receipt of such notification with (i) a proposal for addressing such shortfall; or (ii) the reasonable basis upon which the Transfer Agent does not agree with the Trust’s or AIS’ position.  The parties shall work together to resolve such matters.

(i)             If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Trust’s and ALIC’s Confidential Information, the Transfer Agent will promptly notify the Trust and AIS of such violation, and provide the following information as soon as it is available: nature and impact of the violation, actions already taken by the Transfer Agent, the Transfer Agent’s assessment of immediate risk, and corrective measures to be taken, evaluation of alternatives and next steps.  Until final resolution of the matter, the Transfer Agent shall continue providing weekly status reports to the Trust, ALIC and AIS regarding the resolution of the violation and assurances, reasonably satisfactory to the Trust, ALIC and AIS as to the prevention of future such violations.  Except as may be strictly required by applicable law, the Transfer Agent agrees that it will not inform any unaffiliated third party of any such security breach without the Trust’s, ALIC’s and AIS’ prior written consent; however, if such disclosure is required by applicable law, the Transfer Agent agrees to work with the Trust, ALIC and AIS in connection with the preparation and content of such disclosure.

11.7               Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Trust.  The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Trust may participate in such test.  Upon request by the Trust, the Transfer Agent will provide the Trust with a letter assessing the most recent business continuity test results.  In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Trust of the disruption and the steps being implemented under the business continuity plan.

12.                                 Termination of Agreement

12.1               Term.  The initial term of this Agreement (the “Initial Term”) shall be five (5) years from the date first stated above unless terminated pursuant to the provisions of this Section 12.  The term may be renewed by mutual agreement of the Transfer Agent, the Trust and ALIC for successive periods of one year each (“Renewal Term”).  Each of the Transfer Agent, the Trust or ALIC shall give written notice to the other parties one hundred twenty (120) days before the expiration of the Initial Term or of a Renewal Term if such party desires not to renew the term for an additional one year period and in the absence of such notice the Agreement shall renew automatically for such one year term.  In the event the Trust or ALIC wishes to terminate this Agreement prior to the expiration of the Initial Term or a Renewal Term, the Trust shall give one hundred twenty (120) days prior written notice to the Transfer Agent and shall be subject to the terms of this Section, including the payments applicable under Section 12.3.  One hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent, the Trust and ALIC will agree upon a Fee Schedule for the upcoming Renewal Term.  In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6.  Any termination of this Agreement by the Trust shall also serve as a termination of the services provided to ALIC by the Transfer Agent under this Agreement, but termination by ALIC will not constitute a termination of the Agreement with respect to the Trust.  Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

12.2     Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Trust or ALIC, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Trust and ALIC, the Transfer Agent, at the request of the Trust or ALIC, shall offer reasonable assistance to the Trust or ALIC, as applicable, in converting the respective records from the Transfer Agent’s systems to whatever services or systems are designated by the Trust or ALIC (the “Deconversion”).  Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties.  As used herein “reasonable assistance” and “transitional assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 7.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

12.3     Termination or Non Renewal.

(a)  Outstanding Fees and Charges.  In the event of termination or non-renewal of this Agreement by the Trust, the Trust and ALIC will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Deconversion.

(b)  Deconversion Costs and Post-Deconversion Support Fees.  In the event of termination or non-renewal of this Agreement by the Trust or ALIC, the Trust and ALIC shall pay the Transfer Agent for the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Fund or ALIC requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

(c)  Early Termination for Convenience.  In addition to the foregoing, in the event that the Trust terminates this Agreement prior to the end of the Initial Term or any Renewal Term other than due to the Transfer Agent’s bankruptcy under Section 12.6 or for cause under Section 12.7, the Trust shall pay the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Initial or Renewal Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent (the “Early Termination Fee”).  Notwithstanding the foregoing, the parties agree to negotiate in good faith as to the application of the Early Termination Fee and the Transfer Agent may waive part or all of the fee depending on the circumstances.

12.4     Confidential Information.  Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

12.5     Unpaid Invoices.  The Transfer Agent may terminate this Agreement with respect to the Trust or ALIC immediately upon an unpaid invoice payable by the Trust or ALIC to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Trust or ALIC, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.

12.6     Bankruptcy.  Each of the Trust and the Transfer Agent may terminate this Agreement by notice to the other parties, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

12.7     Cause.  If one of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on another party, then a non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default.  If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.

12.8     In the event that the Trust terminates this Agreement prior to the end of the Initial Term or any Renewal Term, other than by reason of the Transfer Agent’s bankruptcy under Section 12.6 or for cause under Section 12.7, then effective as of the first day of any month in which the Transfer Agent receives notice of such termination, all discounts of fees and charges or fee concessions provided under this Agreement to the Fund or ALIC and under any related agreements shall cease and shall be recoverable retroactively to the date such discount or fee concession was first granted and the Fund or ALIC shall return the amount of any such discounts and fee concessions and thereafter pay full, undiscounted fees and charges for the services.

12.9     The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

12.10   Within thirty (30) days after completion of a Deconversion, the Trust and ALIC will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Trust and/or ALIC then in the Transfer Agent’s possession.  If the Trust and ALIC fail to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit.  The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Trust or ALIC.  Failure to pay such sums when due shall incur a late charge in accordance with Section 3.7 of this Agreement.  In no event shall the Transfer Agent be required to keep archived versions of records of the Trust or ALIC beyond the requirements of law applicable to its transfer agency business and the terms of this Section 12.10.  In the event the Trust terminates this Agreement and later re-engages the Transfer Agent for performance of transfer agency services, the Trust agrees to pay the reasonable administrative costs for recovery of any records that are still in the Transfer Agent’s possession.

13.           Assignment and Third Party Beneficiaries

13.1     Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the written consent of the other parties.  Any attempt to do so in violation of this Section shall be void.  Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2     Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent, the Fund and ALIC, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent, the Fund and ALIC.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3     This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust or ALIC.  No party to this Agreement shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.           Subcontractors

14.1     The Transfer Agent may, without further consent on the part of the Trust, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act or, with regard to print/mail services, to DST Output, Inc., an affiliate of the Transfer Agent; provided, however, that the Transfer Agent shall be fully responsible to the Funds for the acts and omissions of its affiliate as it is for its own acts and omissions.  The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party.  The Transfer Agent may provide the services hereunder from service locations within or outside of the United States.

14.2     For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

15.           Changes and Modifications

15.1     During the term of this Agreement the Transfer Agent will use on behalf of the Trust, without additional cost, all modifications, enhancements, or changes which its affiliate DST Systems, Inc. may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all clients of the Transfer Agent are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations.  The Fund agrees to pay the Transfer Agent promptly for modifications and improvements which are charged for separately at the rate provided for in the Transfer Agent’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist.  If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

15.2       The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent’s  facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.

15.3       All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc., an affiliate of the Transfer Agent.

16.           Miscellaneous

16.1     Amendment.  This Agreement may be amended or modified by a written agreement executed by the parties hereto and, if applicable, authorized or approved by a resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund.

16.2     Massachusetts Law to Apply.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

16.3     Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.4     Consequential Damages.  No party to this Agreement shall be liable to another party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

16.5     Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6     Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7     Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8     Waiver.  No waiver by any party or any breach or default of any of the covenants or conditions herein contained and performed by any party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9     Merger of Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.10     Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11.    Reproduction of Documents.  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12     Notices.  All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)           If to the Transfer Agent, to:

Boston Financial Data Services, Inc.

2 Heritage Drive

North Quincy, Massachusetts 02171

Attention: Legal Department

Facsimile: (617) 483-2490

(b)           If to the Trust , to:

Allstate Financial Investment Trust

3100 Sanders Road

Northbrook, Illinois 60062

Attention: Chief Legal Officer

Facsimile: (847) 402-3781

(c)           If to ALIC or AIS, to:

Allstate Life Insurance Company

3100 Sanders Road

Northbrook, Illinois 60062

Attention: Corporate Secretary

Facsimile: (847) 402-3781

17.           Additional Funds

17.1     Additional Funds.  In the event that the Trust establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

17.2     Conditions re: Additional Funds.  Subject to the provisions of Section 3.1 with respect to funds added by acquisition or merger, in the event that the Transfer Agent is to become the transfer agent for new funds, the Transfer Agent shall add them to the TA2000 System upon at least thirty (30) days’ prior written notice to the Transfer Agent provided that the requirements of such funds or portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional funds or portfolios shall be as set forth on Schedule 3.1 for the remainder of the then-current term.  To the extent such funds use functions, features or services not set forth in Section 1.1, Section 1.2 or Schedule 3.1, the rates and charges applicable to such new functions, features or characteristics may be established or increased in accordance with Section 3.3.

18.           Limitations of Liability of the Trustees and Shareholders

The Transfer Agent is hereby given notice that the trust instrument is executed on behalf of the trustees of the trust as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or Shareholders individually but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ALLSTATE FINANCIAL INVESTMENT TRUST

	By:	/s/ William P. Marshall
Name: William P. Marshall
Title: Chief Administrative Officer

ATTEST:

/s/Stephen J. North

ALLSTATE LIFE INSURANCE COMPANY

	By:	/s/ Lisa Flanary
Name: Lisa Flanary
Title: AVP

ATTEST:

/s/Stephen J. North

BOSTON FINANCIAL DATA SERVICES, INC.

	By:	/s/Richard J. Ahl
Name: Richard J. Ahl
Title: SVP

ATTEST: